EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-3 (No. 333-180974) of SPDR® Gold Trust of our reports dated November 28, 2012, with respect to the statements of condition of SPDR® Gold Trust as of September 30, 2012 and 2011, and the related statements of operations, changes in shareholders’ deficit and cash flows for each of the year in the two-year period ended September 30, 2012, and the effectiveness of internal control over financial reporting as of September 30, 2012, which reports appear in the September 30, 2012 Annual Report on Form 10-K of SPDR® Gold Trust. We also consent to the reference to our firm under the heading ‘Experts’ in the above noted Registration Statement.

/s/  KPMG LLP

New York, New York

November 28, 2012